EXHIBIT 10.1.1

2015 Public Service Company of New Hampshire

Restructuring and Rate Stabilization Agreement

June 10, 2015

Amended January 26, 2016

AMENDMENT

The undersigned Settling Parties hereby amend the 2015 Public Service Company of New Hampshire Restructuring and Rate Stabilization Agreement (the “Settlement Agreement”), dated June 10, 2015, as follows:

1.

Beginning at page 16, line 427, Section IV, Parts A & B are replaced with the following:

IV.

    DIVESTITURE

A.

General

For the economic benefit of customers, the Commission and PSNH shall expeditiously pursue divestiture of PSNH’s owned generation fleet upon the later of the enactment of the legislation contained in Appendix A hereto and final Commission approval of the settlement agreement reflecting the provisions of this Agreement.  This divestiture will take place through several processes including the sale of its existing power generation facilities at auction.  The goals of the asset auctions are to maximize the net Total Transaction Value (“TTV”), which reflects all of the cash and non-cash elements of the transaction(s), realized from the sale(s) in order to minimize Stranded Costs, to provide a market-based determination of Stranded Costs, and to establish a competitive energy market, while at the same time providing certain employee and host community protections as set forth herein.

The Commission shall have administrative oversight of the auction process and bid selection, including such direction and control as it deems necessary.  Affiliates or subsidiaries of Eversource may not bid on PSNH’s generating assets.

The Commission shall select and supervise an auction advisor, whose client shall be the Commission, to conduct the auction process.  Commission Staff shall be responsible for management and oversight of the auction advisor’s performance, consulting with and informing the Company as required to ensure effective support for, facilitation of, and control over the auction process.  For the purposes of such selection, management and supervision of an auction advisor, as well as any divestiture-related processes including the auction itself, the designation of certain Commission staff as Advocate shall be lifted. Such status will extend until all divestiture activities have been resolved.  Selection of a qualified auction advisor shall be by competitive procurement and may commence prior to a final Commission order approving or disapproving this Settlement Agreement.  Any contract with a qualified auction advisor entered into prior to a final Commission order in Docket No. DE 14-238 shall be contingent on issuance of a Commission order enabling the divestiture process to proceed, and shall require the auction advisor to assume any and all risk for services provided prior to issuance of such an order.  The costs of the auction advisor shall be netted against the auction proceeds.

All purchaser(s) of PSNH’s generation assets shall be required to keep the acquired plants in service for a minimum of eighteen months from the date of the financial closing on the purchase of the plant by the new owner.

The provisions of the existing Collective Bargaining Agreement (CBA) between PSNH and Local 1837 of The International Brotherhood of Electrical Workers governing the “Generation Group,” as modified by the Memorandum of Agreement set forth in Appendix B, shall remain in effect and be binding upon PSNH and the purchaser(s) of the existing generating assets for the term of the CBA.

PSNH shall engage an expert consultant regarding typical divestiture processes and submit testimony from that expert as part of the Commission’s proceeding to review this Agreement.  The costs of such expert shall be recovered by PSNH via its Default Service charge until a financing order is issued.  The other Settling Parties may also submit testimony regarding divestiture processes.

B.

Timing and Details of the Fossil/Hydro Auctions

The fossil and hydro auction processes will be conducted by a qualified auction advisor whose primary objective will be to maximize the realized value of the fossil and hydro generation assets referred to as the TTV.  A secondary objective of the auction processes, to the extent not inconsistent with the primary objective, will be to accommodate the participation of municipalities that host generation assets and to fairly allocate among individual assets the sale price of any assets that are sold as a group.   The thermal and remote

combustion assets (collectively the “Fossil assets”) and the hydro assets may be divested pursuant to separate auction processes.  .

The structure and details of the auction process(es) shall be established by the auction advisor, under the oversight and administration of the Commission and subject to the additional expedited adjudicatory proceedings requested in Section X below, with the Commission retaining such direction and control as it deems necessary.  This expedited adjudicative proceeding shall include the design and approval of the auction process, the selection of any asset groupings, the approval of any final bids for the generation assets, and any other issues deemed appropriate by the Commission.  Any municipalities providing notice to the Commission of their desire to bid on generating assets shall automatically be qualified to bid on any individual asset or asset package.  Prior to any binding bidding phases, the auction advisor shall disclose any agreed-upon asset groupings for bidding, and qualified bidders will be given the opportunity to conduct detailed due diligence, ask detailed questions, visit the sites and submit bids in accordance with the process established for the auction as determined by the auction advisor and approved by the Commission.  Interested parties will be provided information regarding the assets subject to auction via a secure internet web site, data room information, transaction documents, and other means as deemed necessary and appropriate.  A designated advisor will serve as the intermediary for communications from bidders throughout the bidding process.

2.

Beginning at page 22, line 574, Section IV, Part G is replaced with the following:

G.

Failed Auction

The Commission and PSNH will make reasonable efforts to assure that a successful auction occurs.   These efforts shall be consistent with the objective of maximizing the TTV of the sale of PSNH’s generation assets.

Should generation assets be left unsold as a result of the auction process or as a result of the Commission not approving a sale, the Commission in consultation with the auction advisor shall initiate a new divestiture process for such unsold assets no later than ninety days from the date of the Commission’s order approving the sale of the other generating assets or direct PSNH to pursue retirement of such unsold assets in an economic manner, with recovery of the prudent costs of such retirement via the SCRC, including costs such as environmental, decommissioning, penalties imposed based upon capacity obligations, and employee protection costs.  Should a second divestiture process also result in a failed auction, the retirement option for any such unsold generating assets will be pursued in an economic manner overseen by the Commission as quickly as reasonably possible.  Until such asset is divested or retired, PSNH shall retain the assets, entitlements, or obligations, operate them prudently, and bid the output into the market with the net of costs and revenues included in Part 2 of the SCRC.

3.

Beginning at page 33, line 901, Section X is replaced with the following:

X. PROCEEDINGS TO BE TERMINATED UPON IMPLEMENTATION OF SETTLEMENT

The two Commission proceedings set forth below shall be closed upon the latter of a) the enactment of the draft legislation contained in Appendix A; and, b) Commission approval of this Agreement.

1. Docket No. DE 11-250, “Investigation of Scrubber Costs and Cost Recovery.”

2. Docket No. DE 14-238, “Determination Regarding PSNH's Generation Assets.”

The Settling parties request that following closure of Docket No. DE 14-238, the Commission open a docket with appropriate ongoing proceedings to address the administration of the divestiture auction, issuance of a finance order implementing RRBs, and calculation and reconciliation of the stranded costs recovery charge.

4.

Except as specifically amended and modified by this Amendment, the Settlement Agreement, and the obligations of the parties thereunder, shall remain in full force and effect in accordance with the terms and conditions set forth therein.

Signed this 26th day of January, 2016.

/S/ ROBERT A. BERSAK

/S/ F. ANNE ROSS

Robert A. Bersak, Esq., for

F. Anne Ross, Esq., General Counsel

Eversource Energy &

Designated Advocate Staff

Public Service Company of New Hampshire

NH Public Utilities Commission

d/b/a Eversource Energy

/S/ THOMAS C. FRANTZ

/S/ SENATOR JEB. BRADLEY

Thomas C. Frantz

Senator Jeb. Bradley,

Director-Electric Division

NH Senate District 3

Designated Advocate Staff

NH Public Utilities Commission

/S/ CHRISTOPHER G. ASLIN

/S/ SENATOR DAN FELTES

Christopher G. Aslin, Esq., for

Senator Dan Feltes

NH Office of Energy and Planning

NH Senate District 15

/S/ SUSAN W. CHAMBERLAIN

/S/ THOMAS F. IRWIN

Susan W. Chamberlain, Esq.

Thomas F. Irwin, Esq.

Office of Consumer Advocate

Conservation Law Foundation

/S/ THOMAS F. RYAN

/S/ DOUGLAS PATCH

Thomas F. Ryan, Assistant Business Manager          Douglas Patch

Local No. 1837                                                          TransCanada Hydro Northeast, Inc.
International Brotherhood of Electrical Workers      TransCanda Power Marketing Ltd.

/S/ KATE EPSEN

/S/ CHRISTOPHER BOLDT

Kate Epsen, Executive Director

Christopher Boldt, Esq., for

NH Sustainable Energy Association

City of Berlin

d/b/a NH Clean Tech Council